                 EXHIBIT 11 - Computations of Earnings Per Share
                   Tredegar Industries, Inc. and Subsidiaries
                    (In thousands, except per-share amounts)
                                  (Unaudited)

                                                              Second Quarter              Six Months
                                                              Ended June 30             Ended June 30
                                                          -----------------------   -----------------------

                                                             1996        1995          1996        1995
                                                             ----        ----          ----        ----


Net income                                                $    8,673  $    6,074    $   25,020     $10,519
                                                          =========== ===========   =========== ===========

Earnings per common and dilutive common
     equivalent share as reported (1)                     $      .66  $      .45    $     1.92  $      .78
                                                          =========== ===========   =========== ===========

PRIMARY EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (2)                            908         369           820         311
Weighted average common shares outstanding
     during period                                            12,216      13,076        12,200      13,293
                                                          ----------- -----------   ----------- -----------
Weighted average common and dilutive common
     equivalent shares                                        13,124      13,445        13,020      13,604
                                                          =========== ===========   =========== ===========

Primary earnings per share (1)                            $      .66  $      .45     $    1.92  $      .78
                                                          =========== ===========   =========== ===========

FULLY DILUTED EARNINGS PER SHARE:
Shares issuable upon the assumed exercise
     of outstanding stock options (3)                            922         447           893         449
Weighted average common shares outstanding
     during period                                            12,216      13,076        12,200      13,293
                                                          ----------- -----------   ----------- -----------
Weighted average common and dilutive common
     equivalent shares                                        13,138      13,523        13,093      13,742
                                                          =========== ===========   =========== ===========

Fully diluted earnings per share (3)                      $      .66  $      .45     $    1.91  $      .77
                                                          =========== ===========   =========== ===========

Notes to Exhibit 11:
(1) Shares used to compute earnings per common and dilutive common equivalent share in the consolidated statements of income include common stock equivalents.
(2)       Computed using the average market price during the related period.
(3) Computed using the higher of the average market price during the related period and the market price at the end of the related period. Fully diluted earnings per common and dilutive common equivalent share is not materially different (dilutive by 3% or more) from earnings per common and dilutive common equivalent share reported in the consolidated statements of income.